Exhibit (a)(5)(xx)

Annual General Meeting
Roche Holding Ltd
6 March 2012

Address by Severin Schwan
Chief Executive Officer

(Check against delivery.)

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Dear Shareholders, Ladies and Gentlemen

I too want to welcome you to this year’s Roche Annual General Meeting.

2011 was not an easy year for your company. The financial and debt crises in major markets and slower overall market growth saw to that. But it was, nevertheless, a successful year on a number of fronts.

In my talk today I’d like to focus on three topics:

•	First: Our financial results for 2011 and the outlook for 2012.

•	Secondly: The growing importance of emerging markets for Roche, particularly China.

•	And thirdly: How we are advancing the development of new treatments and what this progress means for patients. To illustrate, I'll have something to say about one new medicine in particular.

Results for 2011 and outlook

Now for my first topic. On 1 February we provided a detailed briefing on our full-year performance at our annual media conference. Allow me to summarise the key financial results:

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We achieved all the financial goals we set for ourselves at the start of 2011, despite the significant adverse impact of the strong Swiss franc on our reported results.

•
Group sales rose 1% for the year at constant exchange rates. Our Pharmaceuticals sales grew (1% excluding Tamiflu) in line with the market. In the Diagnostics Division sales continued to grow significantly faster than the market (advancing 6%).

(I’ll have more to say later about the very marked differences in growth rates across regions.)

•
Expressed in Swiss francs, sales declined 10% because of the significant appreciation of the Swiss franc against all relevant currencies. Let me add, though that as a global company we are protected to a large extent against currency risks since we also generate the majority of our costs (over 80%) outside Switzerland.

•
At the same time we improved profitability through productivity gains and cost savings. This is all the more impressive given the price cuts we had to contend with in some of our major markets. As you see here, our core operating profit, up 6%, grew faster than sales (at constant exchange rates).

•
Net income was up sharply for the year, rising 26% (at constant exchange rates). The main drivers here were our strong operating performance and falling financing costs (as we continued to pay down the debt we incurred to acquire Genentech, resulting in a lower interest burden).

•
Core Earnings per Share (EPS) – a key metric of underlying business performance which excludes non-core items such as global restructuring charges and amortisation and impairment of intangible assets – rose 11% at constant exchange rates.

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Now let’s have a look at our expectations and goals for this year.

For full-year 2012 we expect sales growth to be in the low to mid-single-digit range for the Pharmaceuticals Division and the Group as a whole (at constant exchange rates). We expect to see pharmaceuticals sales growth accelerate compared with 2011, helped by strong demand for our existing medicines and the new products we plan to launch (more about these later). In the Diagnostics Division we expect to see sales (once again) grow faster than the market.

Despite an increasingly challenging market environment, we are also aiming this year for Core EPS growth in the high single-digit range (at constant exchange rates). We expect positive sales growth and further efficiency gains to drive this increase.

Given these expectations, Roche also intends to continue its attractive dividend policy this year.

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Growth markets

Now I’d like to talk about growth at Roche from a geographic perspective. What we’re seeing is an increasing shift from the industry’s traditional established markets in Europe and the United States to the emerging market nations in Asia and Latin America.

Emerging markets already account for a fifth of our sales, and this percentage is certain to rise over time. In 2011 we once again achieved our highest growth rates in Asia–Pacific and Latin America, where sales rose 15% and 14%, respectively.

This positive trend is being driven by strong population growth, rising personal incomes and measures to expand access to basic medical care. Today typical ”Western” diseases like cancer and cardiovascular disease are also the leading causes of death in emerging market countries. Cancer alone now claims more lives in developing countries than AIDS, malaria and tuberculosis combined. And demand for Roche’s oncology and other speciality care products is rising accordingly.

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We posted especially strong growth last year in China. This was true in both our divisions. Diagnostics sales in China were up 27% for the year, and our Pharmaceuticals sales advanced by an even more impressive 35%.

For that reason I’d like to talk about China in a bit more depth.

Good products and a global sales organisation have been important success factors for us since very early in the company’s history. We opened our first office in Shanghai in 1926, making us one of the very first foreign companies in China.

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And today we continue to be a leader in China. Roche is currently the fifth-largest global pharmaceuticals company operating in China and the number one supplier of in vitro diagnostics.

China’s healthcare market is growing very strongly. Recently the country became the world’s third-largest pharmaceuticals market, behind the United States and Japan. By 2015 it is likely to move up to second place.

With its population of 1.3 billion and growing domestic demand for innovative new medicines as well as generics, China is of course an enormous market. But it is much more than that. It is also well equipped to be an innovator in any number of sectors, including the research-based pharmaceutical industry.

Like other countries in Asia and Latin America, China aspires to become a world-class player in the life sciences and biotechnology. Already China is a leader in terms of research expenditure – particularly for promoting the sciences and basic research. And attitudes towards novel sciences and technologies tend to be to be open-minded and positive. A few years ago, Chinese microbiologists and medical researchers had to leave China for the United States or Europe to

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be able to do good research. Today many of these same scientists are returning to China because conditions there are now often superior to those abroad (better equipped laboratories, more funding).

(To get an idea of the magnitude of change, consider this figure: Today there are over 90,000 people working in the life sciences in metropolitan Shanghai, more than in a quintessential biotech hub like the San Francisco Bay Area (72,000).)

I have spent a number of years in Asia myself and still travel to China frequently (among other things as a member of an advisory council to the mayor of Shanghai). I can tell you from personal experience that the life sciences industry is seen in China as an important factor in addressing the major challenges facing the country. Not only as a vital factor in improving public health, but also as an engine of innovation that can create highly skilled jobs and contribute to a high-value added economy. By contrast, when I talk to politicians in the West, particularly here in Europe, I often have the feeling that we are viewed solely as a cost factor, not as part of the solution to important problems. (There is no question that our industry needs to contribute to controlling healthcare costs. But Europe’s future depends on its having innovation-friendly industrial and health policies.)

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Roche recognised China’s tremendous potential as a healthcare innovator early on. Eight years ago we became the first foreign pharmaceuticals company to open a research centre in Shanghai.

And Roche was also the first company to establish a complete pharmaceuticals value chain in China, spanning everything from research and development to production, marketing and distribution.

Sustainable success requires a long-term perspective and forward-looking investments. Our early commitment to doing business in China has been well worth it.

Our sales in China have grown dramatically in recent years and last year totalled 1.4 billion Swiss francs. Last year alone we hired roughly 1,000 new employees in China, increasing our workforce there to 4,200. We expect our headcount in China to more than double over the next few years.

Roche is ideally equipped to make full use of the opportunities this fascinating country has to offer.

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Progress in development

The truly impressive performance of our research and development organisation is another reason why I’m so optimistic about the future. And that brings me to my third topic for today: our recent successes in product development.

The research and development pipelines of our Diagnostics and Pharmaceuticals Divisions are among the strongest in the industry.

Last year alone 17 of our 20 late-stage trials with new medicines reported positive results – a truly remarkable success rate in our industry.

This positions us even more strongly for future growth.

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We currently have 12 new medicines in late-stage development or that we’ve already submitted regulatory filings for. One third of these medicines are for cancer, but we are also expanding into new therapeutic areas such as metabolic diseases and diseases of the central nervous system.

As Mr Humer noted, in 2011 we submitted regulatory filings for three new medicines. Today I'd like to focus on one of them for a moment – Erivedge, which was approved for marketing in the United States a few weeks ago, faster than originally anticipated.

Erivdege is the first and only medicine on the market anywhere for patients with advanced basal cell carcinoma, a form of skin cancer.

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Basal cell carcinoma is the most common form of skin cancer in Europe, the United States and Australia. Around two million cases are diagnosed each year – primarily in people between the ages of 60 and 70 and primarily in men.

This is a photograph of a patient with advanced basal cell carcinoma. Basal cell carcinoma is caused by excessive exposure to sunlight or cumulative exposure over a period of many years. It thus most often occurs on the head, neck and other sun-exposed areas of the body. As long as the tumour is confined to a small area of skin, it can be removed surgically and the chances of a cure are good.

In rare cases, however, the cancer progresses, penetrating surrounding tissues and spreading to other parts of the body. When this happens, it becomes very hard to treat and can be life-threatening (metastases). Because lesions occur on highly visible areas of the body, surgical removal is sometimes not possible or is seriously disfiguring [resulting in the loss of an eye, the nose or an ear].

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Progress in development: An understanding of the molecular biology of disease is critical

Now for the most important slide in my presentation. Don’t worry, I won’t be overloading you with details.

What you see here is a (highly simplified) schematic drawing of a cell. Covering the outside of the cell is the cell membrane (the cell’s outer layer), and inside is the cell nucleus, which contains the cell’s genetic material (its DNA).

The human body of course is more than just an assemblage of individual cells (like peas in a pot). Our cells are constantly sending biochemical signals to each other. That's why the cell membrane is studded with antenna-like structures called receptors. They capture incoming signals and transmit them into the cell’s interior via a multitude of biochemical pathways. The arrows in the drawing represent these pathways.

Some of the receptors on the cell membrane are growth receptors. When they are activated from outside, they trigger the start of the cell division cycle in the nucleus (resulting in cell

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proliferation and tissue growth). In a healthy person the body maintains a finely tuned balance between cell proliferation and cell death.

Normally, tumours originate in a single cell (like the one shown here). Every cell undergoes repeated changes – known as mutations – which affect signal transmission within the cell. Most of these changes are corrected by the body without any outside help. But a few manage to elude the body’s repair mechanisms, resulting in uncontrolled cell proliferation and the formation of a tumour.

The signalling pathway down here on the left is the one targeted by our new skin cancer medicine Erivedge. It is known as the hedgehog pathway and it can be altered and “deregulated” by mutations. Erivedge selectively inhibits the hedgehog signalling pathway and thus prevents cancer cells from growing.

Insights into molecular disease mechanisms like this, and the ability to test for these, are the basis for our innovative new medicines and are driving the tremendous progress we are making today in personalised medicine.

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These photographs – showing a patient before and after treatment with Erivedge – speak for themselves. At 24 weeks the visible lesions have healed and the tumour has shrunk significantly. The FDA is the first regulatory authority to approve Erivedge. But we’ve also already submitted regulatory filings in the European Union (December 2011) and Switzerland (January 2012). Roche will be working with regulators around the world to make Erivedge available to patients in further markets as quickly as possible.

Erivedge is one example of how our pursuit of scientific excellence is delivering significant benefits – in this instance for patients with cancer. We intend to build on successes like this and continue developing effective, targeted strategies for cancer and other serious diseases.

Ladies and Gentlemen

•
Throughout the Group we possess broad capabilities in molecular biology. We are the world’s largest biotech company and a leader in molecular diagnostics. Science‘s growing understanding of the molecular mechanisms of disease is opening up new possibilities for effective treatment.

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•
Thanks to our combined strengths in Pharmaceuticals and Diagnostics, we are also ideally equipped to advance Personalised Healthcare further. Our two divisions are working together seamlessly at every step in the value chain, from early research to market rollout. This approach will help make healthcare systems more effective: drug therapies will become more targeted and hence better and safer.

•
Lastly, Roche has a strong global presence. We do business in roughly 150 countries. And we are strategically reinforcing our presence in the high-growth markets of Asia and Latin America. This will expand global access to our medicines and diagnostic products further.

Roche is well equipped for the future. And we intend to capitalise on our strengths and opportunities for the benefit of patients, our employees and you, our shareholders. Thank you.

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